UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 11, 2014

         HII TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30291	03-0453686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

710 North Post Oak Road, Houston, Texas		77024
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:

(713) 821-3157

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01

Entry into a Material Definitive Agreement.

1.

See Item 2.01 below—Acquisition of Hamilton Investment Group, Inc. for a discussion of the Stock Purchase Agreement entered into in connection therewith.

2.

See Item 2.03 below—Heartland Credit Facility for a discussion of the Credit Agreement and Account Purchase Agreement entered into in connection therewith.

3.

Employment Agreement with William M. Hamilton.  Effective August 12, 2014, Hamilton Investment Group entered into a two-year employment agreement with William M. Hamilton as president.  Under the terms of the agreement, Hamilton agreed to pay Mr. Hamilton a base salary of $125,000 per year.

4.

Equipment Purchase.   Effective August 12, 2014, Hamilton Investment Group and HII Technologies, Inc. entered into an agreement with S&M Assets, LLC, an entity controlled by William M. Hamilton, president of Hamilton Investment Group for the purchase of 13 ½ miles of 10” and 12” layflat  hose and aluminum pipe for $1,516,000 on or before August 12, 2015.  The purchase price will be offset by any amounts paid in excess of $100,000 under the lease referred to in item 5. Below.

5.

Equipment Lease.  Effective August 12, 2014, Hamilton Investment Group and HII Technologies Inc. entered into an equipment lease with S&M Assets, LLC for the equipment referred to in item 4 above for a flat fee of $10,000 per month.

The paragraphs above describe certain of the material terms of the agreements referenced above. Such description is not a complete description of the material terms of such agreements and is qualified in its entirety by reference to the agreements entered into in connection therewith which are included as exhibits to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

Acquisition of Hamilton Investment Group, Inc.

On August 12, 2014, we consummated the acquisition (the “Acquisition”) of all of the outstanding stock of Hamilton Investment Group, Inc.  (“Hamilton”) pursuant to the terms of a Stock Purchase Agreement dated August 11, 2014 by and among the registrant, Hamilton and the stockholders of Hamilton (the “Stock Purchase Agreement”). The purchase price consisted of: (a) Cash in the amount of $9,000,000; and (b) 3,523,554 shares (the “Shares”) of the registrant’s common stock ($2,300,000 value based on the trailing 20-day average of the registrant’s common stock).   In addition, there exists a working capital adjustment provision whereby we would be required pay the Hamilton stockholders additional cash equal to the amount of any working capital of Hamilton in excess of $2,200,000 (“Working Capital Target”) at closing; provided, however, that in the event that Hamilton’s working capital is less than the Working Capital Target at closing, then the amount of such deficit will be offset against the Shares issued to the former Hamilton stockholders at closing   The purchase agreement contains 2-year non-compete/non-solicitation provisions for William M. Hamilton and Sharon K. Hamilton, the former Hamilton stockholders.    The registrant relied on the exemption from registration provided by Rule 506 and/or Section 4(2) of the Securities Act of 1933, as amended, for the offer and sale of the Shares.

The paragraphs above describe certain of the material terms of the Stock Purchase Agreement. Such description is not a complete description of the material terms of the Stock Purchase Agreement and is qualified in its entirety by reference to the Stock Purchase Agreement entered into in connection therewith which are included as exhibits to this Current Report on Form 8-K and incorporated into this Item 2.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation

Heartland Bank Credit Facility

On August 12, 2014, HII Technologies, Inc. (the "Company") and its wholly-owned subsidiaries (collectively, the “Borrower”) entered a senior secured credit facility (the “Facility”) with Heartland Bank as Agent consisting of (i) a credit agreement (the "Credit Agreement") with Heartland Bank for a 3-year $12 million term loan (the “Term Loan”) and (ii) an account purchase agreement (the “Purchase Agreement”) with Heartland Bank, as agent for the purchase and sale of approved receivables of Borrower in amounts not to exceed $6 million. The proceeds of borrowings under the Facility may be used for the payment of a portion of the purchase price for the acquisition of Hamilton Investment Group; the refinance of outstanding debt under Borrower’s prior accounts receivable facility; working capital needs of the Company and its subsidiaries; funding of the debt service reserve account and payment of all costs and expenses arising in connection with the negotiation of the Credit Agreement and related documents. On the closing date, the Borrower received proceeds of $12 million under the Credit Agreement and approximately $4.65 million under the Purchase Agreement.  The Company utilized $9 million to pay a portion of the purchase price for the Hamilton acquisition, approximately $4.75 million to payoff the Borrower’s prior accounts receivable facility, $450,000 in commitment fees, $675,000 to fund Borrower’s debt service reserve account and approximately $190,000 in other expenses related to the Facility.  Borrower retained approximately $1.625 million for working capital.

Borrowings under the Credit Agreement bear interest at a rate per annum equal to WSJ prime plus a spread that ranges from 5.50% to 8.25% per annum depending on the Borrower’s first lien leverage ratio (provided that at no time shall the WSJ prime be less than 4%). The Term Loan requires monthly interest payments, quarterly principal payments of $300,000 and a balloon payment on the August 12, 2017 maturity date.  The Term Loan may be increased by up to an additional $10 million upon request and agreement by the Lenders, but is not a committed amount under the facility.

Under the Purchase Agreement, all approved receivables will be purchased by the lenders thereunder for the face amount of such receivable less the lender’s 1.50% service charge.   In addition, the Purchase Agreement requires a 10% reserve against receivables purchased, which amount will increase from 25-50% for receivables outstanding past 60-90 days, respectively.  The account purchase facility replaces the Company’s previous senior secured revolving facility.

Both the Credit Agreement and the Purchase Agreement require the Borrower to maintain a fixed charge coverage ratio of not less than 1.2:1.0, a first lien leverage ratio of ranging from 3.0:1.0 during 2014  to 2.75:1..0 -2..25:1.0 during 2015 to 2.0:1.0 beginning in 2016, a EBITDA to Interest Expense ratio ranging from 2.75:1.0 during 2014, 3.75:1..0  during 2015 to 4.75 to 1.0 beginning in 2016 and a tangible net worth of not less than $1 million for each quarter beginning December 31, 2014.  The Borrower is also required to maintain a debt service reserve account sufficient to pay all debt and interest expense due in the next fiscal quarter. The restrictive covenants include customary restrictions on the Company's ability to incur additional debt; make investments; grant or incur liens on assets; sell assets; engage in mergers, consolidations, liquidations or dissolutions; engage in transactions with affiliates; and make dividend payments (although the Borrower is allowed to make dividend payments so long as no event of default will result from such payment or in shares of the Company’s stock. In addition, the Credit Agreement contains customary representations and warranties, affirmative covenants and events of default.

The Facility is secured by all of the Borrower’s assets as well as a pledge of the Company’s equity in each of its wholly-owned subsidiaries.  The Company paid a cash structuring fee of $450,000 to the Lenders and also issued a 4-year warrant to purchase 2.5 million shares of the Company’s common stock with an exercise price $1.00 per share in connection with the Facility.  The Company relied on the exemption provided by Rule 506 and/or Section 4(2) of the Securities Act of 1933, as amended.

The paragraphs above describe certain of the material terms of the Credit Agreement and the Purchase Agreement. Such description is not a complete description of the material terms of the Credit Agreement and the Purchase Agreement and is qualified in its entirety by reference to the agreements entered into in connection therewith which are included as exhibits to this Current Report on Form 8-K and incorporated into this Item 2.03 by reference.

Section 3 – Securities and Trading Markets

Item 3.02

Unregistered Sales of Equity Securities.

1.

See Item 2.01 above—Acquisition of Hamilton Investment Group Inc. for a discussion of the Shares issued to the former stockholders of Hamilton Investment Group.

2.

See Item 2.03 above—Heartland Credit Facility for a discussion of the warrants issued to the lenders thereunder.

Section 9 – Financial Statements and Exhibits

Item 9.01

Financial Statements and Exhibits.

(a)

Financial Statements of Businesses Acquired.

In accordance with Item 9(a)(4) of Form 8-K, we will file such financial statements by amendment as soon as possible, but not later than October 25, 2014.

(b)

Pro Forma Financial Information.

In accordance with Item 9(b)(2) of Form 8-K,  we will file such financial statements by amendment as soon as possible, but not later than October 25, 2014.

(c)

Exhibits

Exhibit

Number

Description

2.1

Stock Purchase Agreement dated August 11, 2014 between HII Technologies, Inc., Hamilton Investment Group, Inc. and the stockholders of Hamilton Investment Group.

4.1

Form of Term Loan Note issued under Credit Agreement

4.2

Form of Warrant issued under Heartland Credit Facility

10.1

Credit Agreement dated August 12, 2014 with Heartland Bank

10.2

Account Purchase Agreement dated August 12, 2014 with Heartland Bank

10.3

Form of Security Agreement under Heartland Bank Credit Facility

10.4

Employment Agreement with William M. Hamilton

10.5.

Equipment Purchase Agreement dated August 12, 2014 between HII Technologies, Inc. Hamilton Investment Group Inc. and S&M Assets LLC

10.6

Equipment Lease dated August 12, 2014 between HII Technologies, Inc. Hamilton Investment Group Inc. and S &M Assets LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HII TECHNOLOGIES INC.

(Registrant)

Date:  August 15, 2014

By: /s/ Matthew C. Flemming_____________

Matthew C. Flemming

President and Chief Executive Officer